Exhibit 5.1

March 13, 2017

Talend S.A.

9, rue Pages

92150 Suresnes

France

Re:  Registration Statement on Form F-1, as amended (No. 333-216493)
relating to the Public Offering of up to 3,583,111 ADSs representing Ordinary Shares of Talend S.A.

Ladies and Gentlemen:

We are acting as special French counsel for Talend S.A. (the “Company”), a French société anonyme, in connection with the public offering and sale by certain selling shareholders of the Company (the “Selling Shareholders”) of up to 3,583,111 American Depositary Shares (the “ADSs”), each representing one ordinary share of the Company with a nominal value of €0.08 per share (the “Underlying Shares”), including ADSs purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Selling Shareholders, as contemplated by the Registration Statement on Form F-1 (the “Registration Statement”) to which this opinion has been filed as an exhibit. The ADSs, each representing one Underlying Share, will be sold pursuant to the underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Barclays Capital Inc., acting as the representatives of the several underwriters to be named in Schedule I to the Underwriting Agreement, and the Selling Shareholders.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

•                  the Underlying Shares are validly issued, fully paid and non-assessable.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

Talend S.A.

March 13, 2017

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day